UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Richard M DeMartini
   Bank of America Corporation
NY1-301-48-02
9 West 57th Street
   NY, New York 10019
2. Issuer Name and Ticker or Trading Symbol
   BANK OF AMERICA CORPORATION (BAC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   2/18/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, Asset Management
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock        |2/14/ |      |A   | |54767 1           |A  |$68.87     |160347             |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |12/31/|      |J   |V|145.723           |A  |           |1284.021           |I     |Thrift Trust               |
                    | 2002 |      |2   | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
___________________________________________________________________________________________________________________________________|
Option, Right|$61.36  |       |      |    | |           |   |     |2/01/|Common Stock|       |       |210000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2012 |            |       |       |            |   |            |
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Option, Right|$70.03  |       |      |    | |           |   |     |02/03|Common Stock|       |       |100000      |D  |            |
 to buy      |        |       |      |    | |           |   |     |/2013|            |       |       |            |   |            |
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Restricted St|1 for 1 |       |      |    | |           |   |     |2/15/|Common Stock|       |       |32542       |D  |            |
ock Units    |        |       |      |    | |           |   |     |2005 |            |       |       |            |   |            |
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Option, Right|$49.34  |       |      |    | |           |   |     |March|Common Stock|       |       |310000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     | 1, 2|            |       |       |            |   |            |
             |        |       |      |    | |           |   |     |011  |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. This restricted stock award, which is exempt under Rule 16b-3(d), vests on the third anniversary of the grant date.
2. Shares acquired were exempt acquisitions pursuant to Rule 16b-3(c) under Bank of America Corporation 401(k) Plan.
SIGNATURE OF REPORTING PERSON
Richard M DeMartini
Richard M. DeMartini